SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           AMENDMENT NO. 1 TO FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 Thermedics Inc.
             (Exact Name of Registrant as Specified in its Charter)


          Massachusetts                                04-2788806
          -------------                                -----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

470 Wildwood Street, Woburn, Massachusetts                01888
------------------------------------------                -----
(Address of Principal Executive Offices)                (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

     Securities Act registration statement file number to which this form relates: ________________ (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                       Name of Each Exchange on Which
      To be so Registered                       Each Class is to be Registered
      --------------------                      ------------------------------

      Common Stock, par value                   American Stock Exchange
      $.10 per share

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

      The authorized capital stock of Thermedics Inc. (the "Corporation") consists of 100,000,000 shares of common stock, $.10 par value per share (the "Common Stock"). The following description of the capital stock of the Corporation is qualified in its entirety by reference to the Corporation's Articles of Organization, as amended (the "Articles of Organization"), and Bylaws (the "Bylaws"), copies of which have been filed with the Securities and Exchange Commission.

Common Stock

      Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. At all meetings of stockholders of the Corporation, all questions, except as otherwise expressly provided for by statute, the Articles of Organization or the Bylaws, shall be determined by a majority vote of the stockholders present in person or represented by proxy. The Common Stock is not subject to redemption. Upon any liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of Common Stock are entitled to share pro rata in the assets of the Corporation available for distribution after provision for the payment of creditors. The outstanding shares of Common Stock are fully paid and nonassessable. There are no restrictions on transferability contained in the Articles of Organization or Bylaws. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Common Stock is listed on the American Stock Exchange. Thermo Electron Corporation ("Thermo Electron") beneficially owns a majority of the Common Stock, and thus has the power to elect all of the members of the Corporation's Board of Directors.

Certain Charter, By-Law and Statutory Provisions

      The ownership of a majority interest in the Corporation by Thermo Electron, either alone or in combination with certain provisions, described below, of the Articles of Organization, the Bylaws and Chapter 110F of the Business Corporation Law of the Commonwealth of Massachusetts (discussed below), could have the effect of delaying, deferring or preventing a change in control of the Corporation.

      The Bylaws provide that special meetings of stockholders may be called by the Corporation's Board of Directors, certain officers, or at the direction of one or more stockholders who hold at least ten percent of the shares entitled to vote at the meeting.

      The Articles of Organization include a provision eliminating the liability of the Corporation's directors to the Corporation or to its stockholders for money damages, to the extent permitted by Massachusetts law. In addition, the Bylaws contain provisions providing for the indemnification of the Corporation's officers and directors from liabilities and expenses to which they may be or become liable by reason of their being officers or directors of the Corporation.

Chapter 110F of Massachusetts Business Corporation Law

      The Corporation is subject to Chapter 110F of the Business Corporation Law of the Commonwealth of Massachusetts ("Chapter 110F"), which generally prohibits any Massachusetts corporation that has more than 200 stockholders of record and
(i) has its principal executive offices or substantial assets in Massachusetts or (ii) more than 10% of its stockholders are Massachusetts residents or more than 10% of its outstanding shares are owned by Massachusetts residents, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date on which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by certain affiliates of the corporation) or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), voting at an annual or special meeting of the stockholders and not acting by written consent. An "interested stockholder" generally is a person other than the corporation and any direct or indirect majority-owned subsidiary of the corporation who owns 5% or more of the corporation's outstanding voting stock, or who is an affiliate of the corporation and was the owner of 5% or more of the corporation's outstanding voting stock at any time within the three-year period prior to the determination of whether the person is an interested stockholder. A "business combination" includes mergers, consolidations, stock sales, asset sales and other transactions involving the corporation or any direct or indirect majority-owned subsidiary of the corporation.

      The failure of a person becoming an interested stockholder of the Corporation to obtain the consent of the Corporation's Board of Directors and/or stockholders (other than the interested stockholder), could result in the interested stockholder finding it difficult to manage the business of the Corporation. This need to acquire consent of the Corporation's Board of Directors and/or stockholders for Chapter 110F purposes imposes a substantial burden on a potential acquiror and could therefore act as an anti-takeover device.

      Notwithstanding the foregoing, business combinations with Thermo Electron and its affiliates are not subject to the provisions of Chapter 110F.

Item 2.  Exhibits.

1. Articles of Organization, as amended, of the Corporation (filed as Exhibit 3(a) to the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 [File No. 1-9567] and incorporated herein by reference).

2. Articles of Amendment to Articles of Organization (filed as Exhibit 3(c) to the Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 1993 [File No. 1-9567] and incorporated herein by reference).

3. Articles of Amendment to Articles of Organization (filed as Exhibit 3(i) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 29, 1996 [File No. 1-9567] and incorporated herein by reference).

4. Amended and Restated By-Laws of the Corporation (filed as Exhibit 10.14 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-9567] and incorporated herein by reference).

5. Specimen Common Stock Certificate (filed as Exhibit 4 to the Corporation's Registration Statement on Form S-1 [Reg. No. 2-84380] and incorporated herein by reference).

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   THERMEDICS INC.



                                   By:  /s/ Theo Melas-Kyriazi
                                        ------------------------------
                                        Theo Melas-Kyriazi
                                        Chief Financial Officer

Date: November 22, 1999